    Exhibit 10.3
NONQUALIFIED STOCK OPTION AWARD

Award Date (mm/dd/yyyy) #GrantDate#	Option Shares #QuantityGranted#	Exercise Price $#GrantPrice#	Expiration Date (mm/dd/yyyy) #ExpirationDate#

THIS CERTIFIES THAT UnitedHealth Group Incorporated, on behalf of itself and its subsidiaries, related and affiliated companies, and all divisions, successors, and assigns of them (collectively, the “Company”) has on the award date specified above (the “Award Date”) granted to

#ParticipantName#

(the “Participant”) the option (the “Option”) to purchase that number of shares of UnitedHealth Group Incorporated Common Stock, $.01 par value per share (the “Common Stock”), indicated above (the “Option Shares”). The Option that this Award represents will expire on the expiration date indicated above (the “Expiration Date”) unless it is terminated prior to that time in accordance with this Award.
The Option Shares represented by this Award shall become exercisable as follows: __% on each of the ___________________ anniversaries, unless the Option shall have terminated, or the vesting shall have accelerated as provided in this Award. Once the Option has become exercisable for all or a portion of the Option Shares, it will remain exercisable for all or such portion of the Option Shares, as the case may be, until the Option expires or is terminated as provided in this Award.
By accepting this Award, the Participant acknowledges that the Participant will not have any of the rights of a shareholder with respect to the Option Shares until the Option has been duly exercised and the exercise price indicated above (the “Exercise Price”) and applicable withholding taxes paid in accordance with this Award. The Participant further acknowledges and agrees that the Company may deliver, by electronic mail, the use of the Internet, including through the website of the agent appointed by the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Committee”) to administer the UnitedHealth Group Incorporated 2020 Stock Incentive Plan (the “Plan”), the Company intranet web pages or otherwise, any information concerning the Company, this Award, the Plan pursuant to which the Company granted this Award, and any information required by the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
This Option is subject to the further terms and conditions set forth below and to the terms of the Plan. A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.
* * * * *
1.    Nonqualified Option. The Company does not intend that the Option shall be an Incentive Stock Option governed by the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
2.    Termination of Option. The Option shall terminate on the Expiration Date. The Option shall terminate prior to the Expiration Date if the Participant ceases to be employed by the Company or any Affiliate, except that:
(a)     General. Except as expressly provided in Section 10 or this Section 2, if prior to vesting of the Option as set forth herein, the Participant ceases to be an employee of the Company or any Affiliate for any reason (voluntary or involuntary), then the Participant may, at any time within the period set forth in the applicable provision below, exercise the Option to the extent of the full number of Option Shares which were exercisable and which the Participant was entitled to purchase under the Option on the date of the termination of his or her employment.
(b)     Death or Long-Term Disability. If the Participant dies while employed by the Company or any Affiliate, or if the Participant’s employment by the Company or any Affiliate is terminated due to the Participant’s failure to return to work as the result of a long-term disability which renders the Participant incapable of performing his or her duties as determined under the provisions of the long-term disability insurance program of the Company or the Affiliate by which the Participant is employed (“Disability”), then: (i) all unvested Option Shares hereunder shall immediately vest and be exercisable, and (ii) the Participant (or the Participant’s personal representatives, administrators or guardians, as applicable, or any person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution) may, at any time within the shorter of (1) the Expiration Date of the Option, or (2) a period of five years after the Participant’s death or Disability or for such other longer period established at the discretion of the Committee, exercise the Option.
(c)     Severance. Subject to Section 10, if Participant’s employment with the Company or an Affiliate terminates at a time when Participant is not eligible for Retirement (as defined below) and, in the circumstances, Participant is entitled to severance or separation pay, the following provisions will apply. If the Participant is entitled to severance under the Company’s severance pay plan as in effect on the date hereof and the Participant is not eligible for Retirement (as defined below) at the time of termination of employment, then the Option shall continue to vest and become exercisable for the period of such severance. If Participant is entitled to severance under an employment agreement entered into with the Company or an Affiliate on or prior to the date hereof, then the Option shall continue to vest and become exercisable for the period of such severance that Participant is entitled to receive under that agreement as in effect on the date hereof. In either case, should the Participant be paid in a lump sum versus bi-weekly payments, the Option shall continue to vest for the time in which severance or separation pay would have been paid had it been paid bi-weekly. If the Participant is entitled to severance or separation pay under a plan or agreement as of the date hereof, other than under the Company’s severance pay plan or an
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employment agreement entered into with the Company or an Affiliate, then vesting of the Option shall continue for three months from the date of termination, regardless of the period for which severance or separation pay is payable. Any portion of the Option that vests after the Participant’s termination of employment pursuant to this Section 2(c) may be exercised during the Exercise Period (as defined below). For avoidance of doubt, any Options that are unvested on the date of termination of Participant’s employment and do not vest under the schedule set forth herein during the applicable severance or separation pay period identified above in this Section 2(c) shall be forfeited. For the purposes of this Section 2(c), “Exercise Period” shall mean the greater of: (i) a period of three months after the date of termination of the Participant’s employment; (ii) a period of three months after vesting ceases as provided in Section 2(c) if Participant receives severance or separation pay; or (iii) such other longer period established at the discretion of the Committee, but in no event later than the Expiration Date determined without regard to this Section 2(c).
(d)    Retirement. If the Participant’s employment by the Company or any Affiliate is terminated and at the time of termination the Participant is eligible for Retirement, then (i) the Option shall continue to vest and become exercisable as if such termination of employment had not occurred and (ii) the Participant may, at any time within the shorter of (1) the Expiration Date of the Option, or (2) a period of five years after such termination of employment or for such other longer period established at the discretion of the Committee, exercise the Option to the extent of the full number of Option Shares which are then exercisable.
(e)    Anything else contained in this Award certificate notwithstanding, the Option shall in no event be exercisable after the Expiration Date.
(f)    For purposes of this Award, “Retirement” means the termination of employment of a Participant who is age 55 or older with at least ten years of Recognized Employment with the Company or any Affiliate other than by reason of (i) death or Disability or (ii) Cause.
(g)    For purposes of this Award, “Recognized Employment” shall include only employment since the Participant’s most recent date of hire by the Company or any Affiliate [and shall not include employment with a company acquired by the Company or any Affiliate before the date of such acquisition.]1
3.    Manner of Exercise.
(a)    In General. On the terms set forth herein, the Option may be exercised by the Participant in whole or in part from time to time by delivering notice of exercise (in a form and manner acceptable to the Company) to the Company or the Committee’s designated agent, accompanied by payment of the Exercise Price and any applicable withholding taxes in cash or its equivalent, or by any of the following methods, subject to such limitations and restrictions as the Committee may establish (i) by a cashless exercise program established pursuant to Regulation T of the Federal Reserve Board, (ii) by delivery of shares of Common Stock already owned by the Participant, (iii) by withholding shares of Common Stock from the total number of shares of Common Stock acquired upon exercise under the Option having a fair market value, on the exercise date, equal to the aggregate Exercise Price and any applicable withholding taxes, or (iv)
1 As applicable.
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by a combination of any of the preceding methods or such other methods as the Committee may permit.
(b)    Automatic Exercise. To the extent the vested and exercisable portion of the Option remains unexercised as of the close of business on the date the Option expires (the Expiration Date or such earlier date that is the last date on which the Option may be exercised pursuant to the terms of this Award certificate), that portion of the Option will be exercised without any action by the Participant in accordance with the terms of this Certificate if the Fair Market Value of a Share on that date is at least $0.01 greater than the Exercise Price and the exercise will result in Participant receiving at least one Share.
(c)    Satisfaction of Securities Laws. Notwithstanding anything to the contrary in this Award certificate, the Company shall not be required to issue or deliver any shares of Common Stock upon exercise of any Option until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable have been and continue to be satisfied (including an effective registration of the shares under federal and state securities laws).
(d)    Tax Withholding. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The ultimate tax liability, which is the Participant’s responsibility, may exceed the amount withheld by the Company. To the extent Participant elects to satisfy Participant’s required federal, state, and local payroll, withholding, income, or other tax withholding obligations by having the Company withhold a portion of the shares of Common Stock otherwise to be delivered, the fair market value of the shares withheld may not exceed the maximum amount required to be withheld under applicable laws or regulations.
4.    No Guarantee of Employment. This Award does not confer on the Participant any right to continued employment or any other relationship with the Company or any Affiliate, nor will it interfere in any way with the right of the Company to terminate Participant at any time. Participant’s employment with the Company is at will.
5.    No Transfer. During the Participant’s lifetime, only the Participant can exercise the Option. The Participant may not transfer the Option except by will or the laws of descent and distribution. Notwithstanding the foregoing, the Option may be transferred to an alternate payee pursuant to the terms of a domestic relations order (as such terms are defined by Section 414(p) of the Code), provided that (i) the Participant is an employee at the time the domestic relations order is entered, (ii) the Option was outstanding at the time the domestic relations order is entered, and (iii) the transfer otherwise satisfies all requirements of the Plan and any limitations and requirements established by the Committee. Any attempt to otherwise transfer the Option shall be void.
6.    Special Restriction on Transfer for Certain Participants. If the Participant is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 and Rule
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16a-1 issued thereunder, as such status is reasonably determined from time to time by the Board of Directors of the Company (a “Section 16 Officer”), at any time that the Option is exercised in whole or in part and the Company has theretofore communicated the Participant’s status as a Section 16 Officer to the Participant, the following special transfer restrictions apply to any shares of Common Stock acquired upon the exercise of the Option. One-third (1/3) of the net number of any shares of Common Stock acquired upon the exercise of the Option at a time when the Participant is a Section 16 Officer (including any shares of Common Stock or other securities subject to the Option following any adjustment made pursuant to the Option or Section 7 of the Plan) must be retained, and may not be sold or otherwise transferred, for a period of at least one year following the date the Option is exercised. For purposes of the Option, the “net number of any shares of Common Stock acquired” shall mean the number of shares of Common Stock received with respect to the particular exercise after reduction for any shares of Common Stock withheld by or tendered to the Company, or sold on the market, to cover the Exercise Price of the Option and/or to cover any federal, state, local or other payroll, withholding, income or other applicable tax withholding required in connection with the exercise of the Option. The restrictions of this Section 6 are in addition to, and not in lieu of, the restrictions imposed under other Company policies and applicable laws.
7.    Forfeiture of Option and/or Recoupment of Shares. This section sets forth circumstances under which the Participant shall forfeit all or a portion of the Options or be required to repay the Company for the value realized in respect of all or a portion of the Options.
(a)    If a Participant is subject to and found in violation of the Company Recoupment and Cancellation Policy, as in effect from time to time (the “Policy”), the Participant’s outstanding Options, whether or not vested, may be forfeited, and the Participant may be required to repay the amount realized upon the exercise of previously vested Options, to the extent and in the manner provided for in the Policy.
(b)    Violation of Restrictive Covenants. If the Participant violates any provision of the Restrictive Covenants in Section 8 of this Award certificate, then any (i) unvested Options and (ii) Options that vested within one year prior to the Participant’s termination of employment with the Company or any Affiliate or at any time after such termination of employment and that have not been exercised shall be immediately cancelled and rendered null and void without any payment therefor (the “Forfeited Options”). If any such Forfeited Options have been exercised prior to the Participant’s violation of the Restrictive Covenants, the Participant shall be required to repay or otherwise reimburse the Company, upon demand, an amount in cash or Common Stock having a value equal to the amount described in this Section 7(b) below.
To the extent that such Option Shares have been sold, the amount shall be the aggregate proceeds received from such sale of the net Option Shares acquired after payment of the Exercise Price and any applicable taxes (“Net Option Shares”). To the extent that the Net Option Shares have not been sold at the time Company demand is made, the amount shall be the aggregate Fair Market Value of the Net Option Shares on the date the Forfeited Options were exercised.
(c)    In General. This section does not constitute the Company’s exclusive remedy for the Participant’s violation of the Restrictive Covenants or commission of fraudulent conduct. As the forfeiture and repayment provisions are not adequate remedies at law, the Company may seek
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any additional legal or equitable remedy, including injunctive relief, for any such violations, except that, if unvested Option Shares continue to vest under Section 2 following the termination of Participant’s employment with the Company or any Affiliate, then, with respect to the Restrictive Covenants in Sections 8(c) or (d) below, the maximum period of time to which Company shall be entitled to injunctive relief is a total of two (2) years following the termination of Participant’s employment with the Company or any Affiliate, not counting any time period that Participant is in violation of the Restrictive Covenants in Sections 8(c) or (d) below and during which time the running of the time periods for the restrictions set forth in Sections 8(c) and (d) of this Agreement shall be tolled as permitted by applicable law such that the running of the two (2) year time period shall commence only once Participant is in compliance with the Restrictive Covenants. The provisions in this section are essential economic conditions to the Company’s grant of Options to the Participant. By receiving the grant of Options hereunder, the Participant agrees that the Company may deduct from any amounts it owes the Participant from time to time (such as wages or other compensation, deferred compensation credits, vacation pay, any severance or other payments owed following a termination of employment, as well as any other amounts owed to the Participant by the Company) to the extent of any amounts the Participant owes the Company under this section. The provisions of this section and any amounts repayable by the Participant hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and other applicable law.
8.    Assignment and Restrictive Covenants. In consideration of the terms of this Award certificate and the Company’s sharing of Confidential Information with the Participant, which the Participant agrees constitute adequate and sufficient mutually agreed consideration, the Participant agrees to the Restrictive Covenants set forth below in this Section 8.
(a)    Assignment of Intellectual Property. Participant agrees to assign and hereby assigns to Company all rights, titles and interests Participant may have in or to any invention, innovation, computer program, software, database, discovery, idea, writing, improvement, process, technique or other works (collectively "Intellectual Property") whether or not patentable or registrable under copyright or similar statutes, created or conceived by Participant, either alone or jointly with others, during Participant’s employment that: (i) relates in any manner to the actual or anticipated business, research, or development of Company; (ii) results from work assigned to or performed by Participant for Company; and/or (iii) is conceived of or made with the use of Company systems, equipment, supplies, materials, facilities, computer programs, confidential information and/or trade secret information (collectively “Company Resources”). This assignment does not apply to Intellectual Property that meets all of the following criteria: (i) no Company Resources were used in its creation; (ii) the Intellectual Property was developed entirely on Participants own time; (iii) at the time of conception or reduction to practice the Intellectual Property does not relate to Company’s business, actual or anticipated research or development; and (iv) the Intellectual Property does not result from any work performed by Participant for Company. Participant shall disclose to Company all Intellectual Property developed during Participant's employment so that Company may determine any rights it many have in such Intellectual Property.
(b)    Non-Disclosure. Participant has or will be given access to and provided with sensitive, confidential, proprietary and/or trade secret information (collectively, “Confidential
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Information”) in the course of Participant’s employment. Examples of Confidential Information include inventions, new product or marketing plans, business strategies and plans, merger and acquisition targets, financial and pricing information, computer programs, source codes, models and data bases, analytical models, customer lists and information, and supplier and vendor lists and other information which is not generally available to the public. Participant shall not disclose or use Confidential Information, either during or after Participant’s employment with the Company, except (i) as necessary to perform Participant’s duties, (ii) as the Company may consent in writing, or (iii) as permitted by Section 8(g) below.
(c)    Non-Solicitation. During Participant’s employment and for two years after the later of (i) the termination of Participant’s employment with the Company for any reason whatsoever or (ii) the last scheduled vesting date under this Award certificate, Participant shall not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner, shareholder, or in any other individual or representative capacity:
(i)    Solicit or conduct business with any business competitive with the Company from any person or entity: (A) who was a Company provider or customer within the 12 months before Participant’s employment termination and with whom Participant had contact regarding the Company’s activity, products or services, or for whom Participant provided services or supervised employees who provided those services, or about whom Participant learned Confidential Information during employment related to the Company’s provision of products and services to such person or entity, or (B) was a prospective provider or customer the Company solicited within the 12 months before Participant’s employment termination and with whom Participant had contact for the purposes of soliciting the person or entity to become a provider or customer of the Company, or supervised employees who had those contacts, or about whom Participant learned Confidential Information during employment related to the Company’s provision of products and services to such person or entity;
(ii)    Raid, hire, employ, recruit or solicit any Company employee or consultant who possesses Confidential Information of the Company to leave the Company;
(iii)    Induce or influence any Company employee, consultant, or provider who possesses Confidential Information of the Company to terminate his, her or its employment or other relationship with the Company; or
(iv)    Assist anyone in any of the activities listed above.
(d)    Non-Competition. During Participant’s employment and for one year after the later of (i) the termination of Participant’s employment with the Company for any reason whatsoever or (ii) the last scheduled vesting date under this Award certificate, Participant shall not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person
(7)

or entity, as agent, employee, officer, director, consultant, owner, principal, partner, shareholder, or in any other individual or representative capacity:
(i)    Engage in or participate in any activity that competes, directly or indirectly, with any Company activity, product or service that Participant engaged in, participated in, or had Confidential Information about during Participant’s last 24 months of employment with the Company; or
(ii)    Assist anyone in any of the activities listed above.
(e)    Geographic Scope.
(i)     Participant’s obligations under subsections 8(c) and (d) of this “Assignments and Restrictive Covenants” section shall apply on a nationwide basis anywhere in the United States.
(ii)    Participant’s obligations under this “Assignments and Restrictive Covenants” section shall also apply in any country outside the United States with respect to which Participant had responsibility for any UnitedHealth Group activity, product, or service in that country.
(f)    Return of Property. Participant agrees that all tangible materials (whether originals or duplicates), including, but not limited to, notebooks, computers, files, reports, proposals, price lists, lists of actual or potential customers or suppliers, talent lists, formulae, prototypes, tools, equipment, models, specifications, technical data, methodologies, research results, test results, financial data, contracts, agreements, correspondence, documents, computer disks, software, computer printouts, information stored electronically, memoranda, and notes, in Participant’s possession, custody, or control which in any way relate to the Company’s business and which are furnished to Participant by or on behalf of the Company or which are prepared, compiled or acquired by Participant while working with or employed by the Company shall be the sole property of the Company. At any time upon the request of the Company, and in any event promptly upon termination of Participant’s employment with the Company, but in any event no later than two (2) business days after such termination, Participant shall deliver all such materials to the Company and shall not retain any originals or copies (including electronically) of such materials.
(g)    No Restriction on Protected Activities. Nothing in this Award certificate prohibits Participant from disclosing information in good faith to any governmental agency, legislative body, or official regarding an alleged violation of law or regulation or otherwise protected under applicable law, including, without limitation, the National Labor Relations Act, the Defend Trade Secrets Act, and any rule or regulation promulgated by the Securities and Exchange Commission, the National Labor Relations Board, the Equal Employment Opportunity Commission, or any other federal, state, or local government agency. Participant acknowledges that, through this Section 8(g), the Company has provided Participant with written notice that, pursuant to the Defend Trade Secrets Act, 8 USC § 1833(b), an employee, consultant, or contractor of an employer may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of an employer’s trade secrets, so long as such disclosure is made solely: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an
(8)

attorney, and solely for the purpose of reporting or investigating a suspected violation of law; and/or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Participant understands that, pursuant to 18 USC § 1831 et seq., an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. The foregoing immunities provided under 18 USC § 1831 et seq. do not apply to any disclosure of Confidential Information or trade secrets of an employer’s clients, customers, or counterparties, or of any other third parties. For purposes of this paragraph solely, “trade secret” has the meaning set forth in 18 USC § 1839.
(h)    Exceptions. Notwithstanding the foregoing, this Section 8 will apply only to the extent permissible under provisions of the ABA Model Rules of Professional Conduct, or any applicable state counterpart regarding restrictions on the right to practice law. If Participant is a resident of any of the states listed in Exhibit A as of the Award Date, then the exceptions and acknowledgements set forth in Exhibit A shall apply to Participant.
(i)    Acknowledgment of Obligations. By accepting the Award, Participant agrees that the provisions of this Section 8 are reasonable and necessary to protect the legitimate interests of the Company. Participant further acknowledges that Participant’s obligations under this Section 8 are in addition to, and do not limit, any and all obligations concerning the same subject matter arising under any applicable law, including, without limitation, common law and statutory law relating to fiduciary duties and trade secrets. To the extent Participant and the Company agree at any time to enter into separate agreements containing restrictive covenants or assignment of intellectual property with different or inconsistent terms than those contained herein, Participant and the Company acknowledge and agree that such different or inconsistent terms shall not in any way affect or have relevance to the Assignment and Restrictive Covenants contained herein. If Participant is a resident of Colorado, Participant acknowledges that Sections 8(c) and (d) contain covenants not to compete that could restrict Participant’s options for subsequent employment following separation from the Company.
9.    Adjustments to Option Shares. In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company or other similar corporate transaction or event affecting the Shares would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Option (including, without limitation, the benefits or potential benefits of provisions relating to the term, vesting or exercisability of the Option), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, adjust any or all of (a) the number and type of shares (or other securities or other property) subject to the Option and (b) the exercise price with respect to the Option; provided, however, that the number of shares covered by the Option shall always be a whole number. Without limiting the foregoing, if any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another entity, or the sale of all or substantially all of the Company’s assets to another entity, shall be effected in
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such a way that holders of the Company’s Common Stock shall be entitled to receive stock, securities, cash or other assets with respect to or in exchange for such shares, the Participant shall have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Award certificate and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the Option, with appropriate adjustments to prevent diminution or enlargement of benefits or potential benefits intended to be made available under the Option, such shares of stock, other securities, cash or other assets as would have been issued or delivered to the Participant if the Participant had exercised the Option and had received such shares of Common Stock prior to such reorganization, reclassification, consolidation, merger or sale. The Company shall not affect any such reorganization, consolidation, merger or sale unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such reorganization, consolidation or merger or the entity purchasing such assets shall assume by written instrument the obligation to deliver to the Participant such shares of stock, securities, cash or other assets as, in accordance with the foregoing provisions, the Participant may be entitled to purchase or receive.
10.    Certain Terminations on or After Change in Control. Notwithstanding the other vesting provisions set forth herein, but subject to the other terms and conditions set forth herein, the Option shall become fully vested and exercisable if, on or within two years after the effective date of a Change in Control, the Participant ceases to be an employee of the Company or any Affiliate as a result of a termination of employment (i) by the Participant for Good Reason, (ii) by the Company or any Affiliate without Cause, (iii) at a time when Participant is eligible for Retirement, (iv) due to Participant’s Disability, or (v) in the circumstances described in Section 2(c); provided that in the case of a termination for Good Reason, the Option shall vest if the Participant gives written notice of the circumstances constituting Good Reason within two years after the effective date of the Change in Control, if the Company fails to cure the circumstances constituting Good Reason within 60 days of the receipt of such notice and the Participant resigns within 30 days after the end of the cure period, all as provided in Section 10(d). For purposes of this Award certificate:
(a)    “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.
(b)     “Cause” shall mean Participant’s (i) material failure to follow the Company’s reasonable direction or to perform any duties reasonably required on material matters, (ii) material violation of, or failure to act upon or report known or suspected violations of, the Company’s Code of Conduct, as may be amended from time to time, (iii) conviction of any felony, (iv) commission of any criminal, fraudulent, or dishonest act in connection with Participant’s employment, (v) breach of any of the Restrictive Covenants in Section 8 of this Award certificate or a material breach of any employment agreement between Participant and the Company or any Affiliate, if any, or (vi) conduct that is materially detrimental to the Company’s interests. The Company will, within 120 days of discovery of the conduct, give Participant written notice specifying the conduct constituting Cause in reasonable detail and Participant will have 60 days to remedy such conduct, if such conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 120 days of discovery shall be a waiver of its right to assert the subject conduct as a basis for termination for Cause.
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(c)    “Change in Control” shall mean the sale of all or substantially all of the Company’s assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company; provided, however, that such a sale, merger or other event must also constitute either (i) a “change in the ownership” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(v), (ii) a “change in the effective control” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi)(A)(1) (replacing “30 percent” with “50 percent” as used in such regulation), or (iii) a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii).
(d)    “Good Reason” shall mean the occurrence of any of the following without Participant’s written consent, in each case, when compared to the arrangements in effect immediately prior to the Change in Control:
(i)    any reduction in Participant’s base salary or target bonus expressed as a percentage of the Participant’s base salary, other than a reduction that is pursuant to a general reduction affecting a group of employees;
(ii)    a change in the principal location at which the Participant is required to perform his or her duties, if the new location is 50 miles or more further from the Participant’s principal residence than the original location; or
(iii)    a material diminution in Participant’s duties, responsibilities or authority; [or]
(iv)    [a change in Participant’s reporting relationship]2.
Participant will, within 120 days of discovery of such circumstances, give the Company written notice specifying the circumstances constituting Good Reason in reasonable detail and, upon receipt of such notice, the Company shall have 60 days to cure the circumstances constituting Good Reason. Failure by Participant to provide written notice of the grounds for Good Reason within 120 days of discovery, or failure by the Participant to resign within 30 days after the end of the Company’s 60-day cure period, shall be a waiver of Participant’s right to assert the subject circumstance as a basis for termination for Good Reason.
(e)    Possible Acceleration of Vesting; Payment in Satisfaction of Option. If the Option is terminated pursuant to a Change in Control and is not assumed by a party to the Change in Control (and no such party issues a new award in substitution for the Award, as determined by the Committee), the Committee may provide for immediate vesting of the Option, and the issuance of shares of Common Stock, securities of a party to the Change in Control, or cash, or any combination thereof, in full satisfaction of the Option.
11.     Miscellaneous.
2 As applicable.
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(a)Choice of Law. Participant consents to the law of Delaware exclusively being applied to any matter arising out of or relating to this Award certificate, without regard to its conflict of law principles.
(b)No Trust. Neither the Plan nor the Option shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.
(c)Record of Award. An original record of this Award certificate and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award certificate and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.
(d)Survival. The Restrictive Covenants in Section 8 and the provisions regarding the forfeiture of Options and recoupment of shares of Common Stock shall survive termination of the Option.
(e)Injunctive Relief, Attorney’s Fees and Jury Trial. In the event of a breach or a threatened breach of this Award by Participant, Participant acknowledges that the Company will face irreparable injury which may be difficult to calculate in dollar terms and that the Company shall be entitled, in addition to remedies otherwise available at law or in equity, to temporary restraining orders and preliminary injunctions and final injunctions without the posting of a bond enjoining such breach or threatened breach. Should the Company successfully enforce any portion of this Award certificate before a trier of fact or in an arbitration proceeding, the Company shall be entitled to all of its reasonable attorney’s fees and costs incurred as a result of enforcing this Award certificate against Participant. Participant waives all rights or entitlement to a jury trial for any matter arising out of or relating to this Award certificate.
(f)Code Section 409A. It is intended that this Award and any amounts payable under this Award shall either be exempt from or comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Award certificate shall be construed and interpreted to avoid the imputation of any such additional tax, penalty, or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Participant. To the extent that the time or form of payment of any benefit pursuant to this Award would violate the terms of Section 409A, the Committee may revise the time or form of payment to conform to Section 409A. Notwithstanding the foregoing, in no event shall the Company, any Affiliate, the members of the Committee, or any other person have any liability for any additional tax, penalty or interest imposed on Participant by reason of Section 409A or otherwise.
(g)No Waiver. No waiver of any breach of any provision of this Award certificate by the Company shall be effective unless it is in writing, and no waiver shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Award certificate shall be severable, and if any provision of this Award certificate is found by any court or arbitrator to be unenforceable, in whole or in part, the remainder of this Award certificate shall nevertheless be enforceable and binding on the parties. Participant also agrees that a court
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or arbitrator may modify any invalid, overbroad or unenforceable term of this Award certificate so that such term, as modified, is valid and enforceable under applicable law, and that a court or arbitrator is authorized to extend the length of the Restrictive Covenants in Section 8 of this Award certificate for any period of time in which Participant is in breach of the Restrictive Covenants or as necessary to protect the legitimate business interests of Company. Further, Participant affirmatively states that Participant has not, will not, and cannot rely on any representations not expressly made herein. The terms of this Award certificate shall not be amended by Participant or Company except by the express written consent of the Company and Participant.
(h)    Consideration Period; Right to Consult with Counsel. By the Participant’s acceptance below, the Participant acknowledges and agrees that the Company provided the Participant with at least ten (10) business days to review and consider this Award certificate and that voluntarily accepting this Award certificate before the expiration of ten (10) business days shall serve as a waiver of the ten (10) day review period. The Participant has the right and is advised to consult with counsel of his/ her choice before signing this document.
(i)    Assignability and Change of Position. The rights and/or obligations herein may be assigned by the Company without Participant’s consent and shall bind and inure to the benefit of the Company’s successors, assigns, and representatives. If the Company makes any assignment of the rights and/or obligations herein, Participant agrees that this Award certificate shall remain binding upon Participant in any event.
Offer Date: #GrantDate#
By________________, on behalf of UnitedHealth Group Incorporated
Acceptance Date: #AcceptanceDate#
Signed Electronically/Signed Manually: #Signature#

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Exhibit A
State Law Exceptions to Nonqualified Stock Option Award
If Participant is a resident of the following states as of the Award Date, the following exceptions and acknowledgments shall apply to Participant, notwithstanding anything to the contrary in the Nonqualified Stock Option Award to which this Exhibit A is attached.
**CALIFORNIA. If Participant is a resident of California: 1) Section 8(c) and Section 8(d) will apply to Participant during Participant’s employment but will apply after Participant’s employment only to the extent that Participant uses or discloses the Company’s trade secrets to perform the activities prohibited by Section 8(c) and Section 8(d); 2) Section 11(a) will not apply to Participant; and 3) nothing in the Award certificate shall prevent Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Participant has reason to believe is unlawful.
**COLORADO. If Participant is a resident of Colorado as of the Award Date: 1) Section 8 shall be interpreted to apply to the full extent permitted by Colo. Rev. Stat. § 8-2-113 and shall not be interpreted to apply in any manner that would constitute a violation of Colorado law; 2) Section 8(c) will only apply after the termination of Participant’s employment to the extent that, at the time of the Award Date and at the termination of Participant’s employment, Participant earns an amount of annualized cash equivalent to or greater than sixty percent (60%) of the threshold for highly compensated workers as defined by the Colorado Department of Labor; 3) Section 8(d) will only apply after the termination of Participant’s employment to the extent that, at the time of the Award Date and at the termination of Participant’s employment, Participant earns an amount of annualized cash compensation equivalent to or greater than the threshold amount for highly compensated workers as defined by the Colorado Department of Labor; and 4) Section 11(a) will not apply to Participant.
**IDAHO. If Participant is a resident of Idaho as of the Award Date, Participant acknowledges that Participant is a “key employee” as that term is defined in Idaho. Stat. § 44-2702, and that if Participant became employed by or affiliated with a competitor in violation of Section 8(c) it is inevitable that Participant would disclose the Company’s trade secrets or other confidential information.
**ILLINOIS. If Participant is a resident of Illinois as of the Award Date: 1) Participant acknowledges that Participant was provided with 14 calendar days to review this Award certificate and that accepting this Award before the expiration of the 14 days shall serve as a waiver of the 14 day review period; 2) Participant understands that Participant has the right to consult with an attorney prior to accepting the Award, but that any legal consultation is at Participant’s own expense; 3) Participant acknowledges that Participant has had an adequate opportunity to consult with an attorney, Participant has read and understands this Award certificate, and is voluntarily accepting the Award; 4) Section 8(c) will only apply after the termination of Participant’s employment to the extent that, at the time of the termination of Participant’s employment, Participant’s annualized rate of earnings exceeds the amount set forth in 820 ILCS 90/10(a); and 5) Section 8(d) will only apply after the termination of Participant’s employment to the extent that,
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at the time of the termination of Participant’s employment, Participant’s annualized rate of earnings exceeds the amount set forth in 820 ILCS 90/10(b).
**LOUISIANA. If Participant is a resident of Louisiana as of the Award Date, after the termination of Participant’s employment Section 8(c)(i) and Section 8(d) shall apply only in the following parishes in the State of Louisiana: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East, Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John The Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn.
**MAINE. If Participant is a resident of Maine as of the Award Date: 1) the terms of Section 8(d) of this Award certificate regarding Participant’s post-termination obligations do not take effect until after one (1) year of Participant’s employment with the Company or a period of six (6) months from the date that Participant accepted the Award, whichever is later; 2) Section 8(d) will only apply after the termination of Participant’s employment to the extent that, at the time of the termination of Participant’s employment, Participant earns wages over four hundred percent (400%) of the federal poverty level, as defined in 26 M.R.S.A. § 599-A; and 3) Participant acknowledges that the Company provided Participant with at least three (3) days to review this Award certificate before accepting the Award and that voluntarily accepting the Award before the expiration of three (3) days shall serve as a waiver of the three (3) day review period.
**MARYLAND. If Participant is a resident of Maryland as of the Award Date, Section 8(d) will only apply after the termination of Participant’s employment to the extent that, at the time of the termination of Participant’s employment, Participant earns compensation that is more than the amount set forth in Maryland Code, Labor and Employment, § 3-716(a)(1).
**MASSACHUSETTS. If Participant is a resident of Massachusetts as of the Award Date: 1) Participant acknowledges that Participant was provided with 10 business days to review this Award certificate and that accepting this Award before the expiration of the 10 days shall serve as a waiver of the 10 day review period; 2) Participant understands that Participant has the right to consult with an attorney prior to accepting the Award, but that any legal consultation is at Participant’s own expense; and 3) Participant acknowledges that Participant has had an adequate opportunity to consult with an attorney, Participant has read and understands this Award certificate, and is voluntarily accepting the Award.
**MINNESOTA. If Participant is a resident of Minnesota as of the Award Date: 1) Section 8(d) will apply to Participant during Participant’s employment but will apply after Participant’s employment only to the extent that Participant uses or discloses the Company’s trade secrets or Confidential Information to perform the activities prohibited by Section 8(d); and 2) Participant further agrees that during Participant’s employment and for one year after the later of (i) the termination of Participant’s employment with the Company for any reason whatsoever or (ii) the last scheduled vesting date under this Award certificate, Participant will not, without the
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Company’s prior written consent, engage in any activity or employment in the faithful performance of which it could be reasonably anticipated that Executive would use or disclose the Company’s Trade Secrets or Confidential Information.
**NEBRASKA. If Participant is a resident of Nebraska as of the Award Date, Section 8(d) will not apply after the termination of Participant’s employment.
**NEVADA. If Participant is a resident of Nevada as of the Award Date, after the termination of Participant’s employment Section 8(c) and Section 8(d) will not prohibit Participant from providing service to a former provider or customer of the Company if Participant can demonstrate that (i) Participant did not solicit the former provider or customer, (ii) the former provider or customer voluntarily chose to leave the Company and seek services from Participant, and (iii) Participant is otherwise complying with the limitations in this Award certificate other than any limitation on providing services to a former provider or customer who seeks the services of Participant without any contact instigated by Participant.
**NEW HAMPSHIRE. If Participant is a resident of New Hampshire as of the Award Date, Section 8(d) will only apply after the termination of Participant’s employment to the extent that, at the time of the termination of Participant’s employment, Participant earns at least two hundred percent (200%) of the federal minimum wage.
**NORTH DAKOTA. If Participant is a resident of North Dakota as of the Award Date, Section 8(c)(i) and Section 8(d) will apply to Participant during Participant’s employment but will apply after Participant’s employment only to the extent that Participant uses or discloses the Company’s trade secrets to perform the activities prohibited by Section 8(c)(i) and Section 8(d).
**OKLAHOMA. If Participant is a resident of Oklahoma as of the Award Date: 1) Section 8(d) will not apply after the termination of Participant’s employment; and 2) Section 8(c)(i) will apply after Participant’s employment only with respect to providers or customers of the Company that are “established customers” of the Company per Okla. Stat. Ann. tit. 15, § 219A.
**OREGON. If Participant is a resident of Oregon as of the Award Date, Section 8(d) will only apply after the termination of Participant’s employment to the extent that Participant’s annual gross salary and commissions, calculated on an annual basis, at the time that Participant’s employment ends, exceed the amount set forth in Ore. Rev. Stat. § 653.295(1)(e).
**RHODE ISLAND. If Participant is a resident of Rhode Island as of the Award Date, Section 8(d) will only apply after the termination of Participant’s employment to the extent that, at the time of the termination of Participant’s employment, Participant earns more than two hundred fifty percent (250%) of the federal poverty level for individuals as established by the United States Department of Health and Human Services federal poverty guidelines.
**VIRGINIA. If Participant is a resident of Virginia as of the Award Date, Section 8(d) will only apply after the termination of Participant’s employment to the extent that, at the time of the termination of Participant’s employment, Participant’s average weekly earnings, as calculated in Va. Code § 40.1-28.7:8, are equal to or more than the average weekly wage of the Commonwealth as determined pursuant to subsection B of Va. Code §65.2-500.
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**WASHINGTON. If Participant is a resident of Washington as of the Award Date: 1) Section 8(c)(i) is replaced with the following: “Solicit or conduct business with any business competitive with the Company from any person or entity who is a Company provider or customer and with whom Participant had contact regarding the Company’s activity, products or services, or for whom Participant provided services or supervised employees who provided those services, or about whom Participant learned Confidential Information during employment related to the Company’s provision of products and services to such person or entity;” 2) Section 8(d) will only apply after the termination of Participant’s employment to the extent that Participant’s annualized earnings, at the time that Participant’s employment ends, exceed the amount set forth in RCW 49.62.020; 3) Participant acknowledges that, by this Award certificate, the Company has notified Participant that, even if the post-employment provisions of Section 8(d) are not enforceable against Participant at the time of Participant’s acceptance of the Award, those provisions may be enforceable against Participant in the future due to changes in Participant’s compensation; 4) Section 11(a) will not apply to Participant; and 5) nothing in the Award certificate shall prevent Participant from discussing or disclosing information Participant reasonably believes under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.

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Exhibit B

For Colorado Residents Only

Please note that a condition of your acceptance of the Award is that you electronically acknowledge the terms of the Award certificate, including the restrictive covenants in Section 8 of the Award certificate.

Please note that the Company is required to inform you that the Award contains covenants not to compete that could restrict your options for subsequent employment following your separation from the Company. Specifically, Sections 8(c) and 8(d) of the Award certificate contain covenants that place limitations on solicitation on providers and customers of the Company and engaging in certain other competitive activities following the end of your employment. You should carefully review this Agreement before signing it.

Please also note that the covenants in Sections 8(d) of the Award certificate will apply to you after your employment ends only if you earn an amount of annualized cash compensation equivalent to or greater than the threshold amount for highly compensated workers defined by the Colorado Department of Labor Division of Labor Standards and Statistics and that the covenant in Sections 8(c) will apply to you after your employment ends only if you earn an amount of annualized cash compensation equivalent to or greater than sixty percent (60%) of the threshold. The current threshold for highly compensated workers can be found on the website of the Division of Labor Standards and Statistics at: https://cdle.colorado.gov/dlss

If you choose to accept the Award, your electronic signature acknowledges and applies to this notice when you electronically accept the Award.

I acknowledge and agree that I have read this notice. I have taken advantage of the review period to review and electronically acknowledge the Plan to the full extent that I desired to do so.
Acceptance Date: #AcceptanceDate#
Signed Electronically/Signed Manually: #Signature#

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